Exhibit 5.2

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

To:	Lloyds Bank plc
25 Gresham Street
London EC2V 7HN

22 January 2016

Our Ref	CJXW/ND/VW

Dear Sirs

Lloyds Bank plc (the “Issuer”) U.S.$750,000,000 2.050% Senior Notes due 2019 and U.S.$450,000,000 Floating Rate Notes due 2019 (together, the “Notes”) fully and unconditionally guaranteed by Lloyds Banking Group plc (the “Guarantor”) issued pursuant to the shelf registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) on 7 June 2013 (the “Programme”), as supplemented by a prospectus supplement filed with the SEC in connection with the Programme on 19 January 2016

1	We have acted as English legal advisers to the Issuer in connection with the issue of the Notes and have taken instructions solely from the Issuer.

2	This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. It is given on the basis that it will be governed by and construed in accordance with English law. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, Scots law, the federal laws of the United States of America and the laws of the State of New York) other than the laws of England as currently applied by the English courts.

3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	We have assumed that:

4.1	(except in the case of the Issuer) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party;

4.2	(in the case of each party) all relevant documents have been or (in the case of the Notes) will be validly executed and delivered by the relevant party; and

4.3	the Notes are valid and binding under New York law and that words and phrases used in the Notes have the same meaning and effect as they would if the Notes were governed by English law.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

5	References in this opinion to the “Notes” include the global certificates representing the Notes upon issue unless the context indicates otherwise.

6	Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above and subject to the qualifications in paragraph 8 below and to any matters not disclosed to us, we are of the following opinion:

6.1	The Issuer has taken all necessary corporate action to authorise its execution, delivery and performance of the Notes and the Seventh Supplemental Indenture and provided that each Note and the Seventh Supplemental Indenture is executed and delivered as provided in the minutes, sealing memos and power of attorney referred to in the Schedule hereto and the Articles of Association of the Issuer, the Issuer will have duly authorised, executed and delivered the Notes and the Seventh Supplemental Indenture.

6.2	In so far as English law is concerned, the obligations assumed by the Issuer under the Notes are valid and binding obligations of the Issuer.

7	The term “binding” as used above means that the obligations assumed by the Issuer under the Notes are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

7.1	Enforcement may be limited by (a) bankruptcy, insolvency and liquidation laws, (b) laws relating to reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

7.2	Enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered to be an adequate remedy.

7.3	Claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

8	This opinion is subject to the following:

8.1	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

8.2	Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

8.3	This opinion is subject to the provisions of the Banking Act 2009 and any secondary legislation, instruments and orders made, or which may be made, under it.

9	This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations, consents and opinions referred to in the Schedule to this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in English law after the date of this opinion.

10	This opinion is addressed to you solely for your benefit in connection with the issue of the Notes, save as provided below. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

11	We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be submitted by the Guarantor on the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required within section 7 of the United States Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

SCHEDULE

1	A certified copy of the Articles of Association of the Issuer.

2	Extracts of the minutes of meetings of the Board of Directors of the Issuer held on 17 December 2010 (adding the Issuer to the Programme) and 29 November 2012.

3	Sealing memos dated 4 January 2011 and 16 January 2012 containing the powers of attorney for the Issuer in respect of the Programme.

4	Power of attorney for the Issuer in respect of the Programme dated 18 December 2012.

5	Senior Indenture dated 21 January 2011 between the Issuer, the Guarantor and The Bank of New York Mellon (the “Trustee”) constituting the Notes.

6	Seventh Supplemental Indenture dated 22 January 2016 between the Issuer, the Guarantor and the Trustee (the “Seventh Supplemental Indenture”).